From:                   First South Africa Corp., Ltd.
                        2665 South Bayshore Drive
                        Coconut Grove, Florida  33133
                        www.firstsouthafrica.com

                        Contact:  Rebecca Freeman (305) 857-5009


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FOR IMMEDIATE RELEASE

FIRST SOUTH AFRICA CORP., LTD. ANNOUNCES THAT IT HAS ELIMINATED THE REQUIREMENT THAT A MINIMUM NUMBER OF CLASS A WARRANTS AND CLASS B WARRANTS BE TENDERED FOR THE COMPANY TO EXCHANGE ITS COMMON STOCK FOR OUTSTANDING WARRANTS AND ANNOUNCES THE EXTENSION OF THE EXPIRATION DATE OF THE COMMON STOCK EXCHANGE OFFER FOR ITS CLASS A AND CLASS B WARRANTS TO 5:00 P.M. NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 25, 1997

Coconut Grove, FL, November 19, 1997 -- First South Africa Corp., Ltd. (Nasdaq-FSACF) today announced that it has eliminated the requirement that a minimum number of Class A Warrants and Class B Warrants be tendered for the Company to exchange its Common Stock for outstanding Warrants. Prior to the change, the Company had indicated that its warrant exchange offer required, among other things, the tender of at least 75% of the Class A Warrants and 75% of the Class B Warrants to close. As of November 18, 1997, the Company had received the tender of more than 60% of each class. The Company also announced that it has extended the expiration date of the exchange offer for all outstanding Class A and Class B Warrants to 5:00 p.m. New York City time, on Tuesday, November 25, 1997, unless further extended.

Holders of the Company's Class A and Class B Warrants have been offered the opportunity to convert three A and three B Warrants for two shares of Common Stock. Holders of only A Warrants have been offered the opportunity to convert five A Warrants for two shares of Common Stock. Holders of only B Warrants have been offered the opportunity to convert ten B Warrants for 2 shares of Common Stock.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, which offer is made only by means of the exchange offer documents.